Prospectus Supplement No. 61	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated July 22, 2021)	Registration No. 333-256699

Wheeler Real Estate Investment Trust, Inc.
This is Prospectus Supplement No. 61 (this “Prospectus Supplement”) to our Prospectus, dated July 22, 2021 (the “Prospectus”), relating to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. of our Series B Convertible Preferred Stock and our Series D Cumulative Convertible Preferred Stock as interest payment on our 7.00% Subordinated Convertible Notes due 2031. Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on August 21, 2026. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 21, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 17, 2026
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 1.01. Entry into a Material Definitive Agreement

Third Amendment to Letter Agreement – Extension to December 7, 2028
On December 5, 2023, Wheeler Real Estate Investment Trust, Inc. (the “Company”) and Stilwell Activist Investments, L.P., Stilwell Activist Fund, L.P., Stilwell Value Partners VII, L.P., and Stilwell Associates, L.P. (collectively, the “Stilwell Holders”) entered into a letter agreement (as amended by a letter agreement dated December 5, 2024, and as further amended by a letter agreement dated November 20, 2025, the “Letter Agreement”), where they agreed not to convert the Company’s 7.00% Subordinated Convertible Notes due 2031 if and to the extent that such conversion would result in such holders, whether on their own or as part of a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becoming the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Company representing 50% or more of the total voting power of all outstanding shares of common equity of the Company that is entitled to vote generally in the election of directors.
The Letter Agreement was due to expire on December 7, 2026.
In exchange for a further extension of the Letter Agreement to December 7, 2028, the Company agreed to register the resale of all of the Company’s Series B Convertible Preferred Stock held by the Stilwell Holders.
Accordingly, on August 17, 2026, the Company and the Stilwell Holders entered into a third amendment to the Letter Agreement (the “Third Amendment to Letter Agreement”), pursuant to which the term of the Letter Agreement was further extended to December 7, 2028.
The foregoing description of the Third Amendment to Letter Agreement is qualified in its entirety by the full text of this amendment, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.
Registration Rights Agreement – 710,466 shares of Series B Convertible Preferred Stock
On August 17, 2026, the Company entered into a Registration Rights Agreement with the Stilwell Holders (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement pursuant to the Securities Act of 1933, as amended, to register the resale of 710,466 shares of the Company’s Series B Convertible Preferred Stock representing all of the Company’s Series B Convertible Preferred Stock held by the Stilwell Holders.
The foregoing description of the Registration Rights Agreement is qualified in its entirety by the full text of this agreement, which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Third Amendment to Letter Agreement
10.2*	Registration Rights Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*The exhibits to the Registration Rights Agreement have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish copies of any such exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer and President

Dated: August 21, 2026